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                                                                    EXHIBIT 21.1


                           SUBSIDIARIES OF REGISTRANT

Bitstream World Trade, Inc., a Delaware corporation

Bitstream, B.V., a Dutch corporation

Bitstream S.A.R.L., a French corporation

Bitstream B.V. France, a French corporation

Archetype Acquisition Corporation, a Delaware corporation